UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2023

ETHEMA HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	000-15078	84-1227328
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

950 Evernia Street, West Palm Beach, Florida 33401
(Address of principal executive offices)

(416) 500-0020
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01.  CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On March 20, 2023, Ethema Health Corp. (“Ethema” or the “Company”) has been advised by Daszkal Bolton, LLP (“Daszkal”), Company’ independent registered public accounting firm, that Daszkal completed a business combination agreement with CohnReznick LLP (“CohnReznick”). As a result of this transaction, Daszkal will resign as Company’ independent registered public accounting firm upon the Company filing its annual report on Form 10-K for the year ended December 31, 2022. The Company’s current Daszkal audit team is now part of CohnReznick and the Company expects it will likely engage CohnReznick to serve as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023 but has not engaged them at this time.

Daszkal’s reports on the Company’s financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The report had been prepared assuming that the Company would continue as a going concern and included an explanatory paragraph regarding the Company’s ability to continue as a going concern as result of recurring loses and a deficiency in shareholders’ equity.

During the years ended December 31, 2021 and 2020, and the subsequent interim periods through November 14, 2022, there were (i) no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Ethema and Daszkal on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Daszkal’s satisfaction, would have caused Daszkal to make reference thereto in its reports on the financial statements for such years; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except that Daszkal advised the Company of material weaknesses in its internal control over financial reporting as of December 31, 2021 and 2020

The Company provided Daszkal with a copy of the disclosures it is making in this Current Report on Form 8-K and requested that Daszkal furnish a letter addressed to the Securities and Exchange Commission stating whether Daszkal agrees with the statements made herein. A copy of Daszkal’s letter dated March 20, 2023, is filed as Exhibit 10.01.

Item	9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No. Description

10.01       Letter from Daszkal Bolton dated March 20, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2023

By: /s/ Shawn E. Leon

Name: Shawn E. Leon

Title: CEO